Exhibit 7.5

EXECUTION COPY

POWER OF ATTORNEY

Know All Men By These Presents:

that I, Georg Rudolph Otto Haub, whose business address is Wissollstrasse 5-43,45478 Muelheim an der Ruhr, Federal Republic of Germany, hereby constitutes and appoints Christian Wilhelm Erich Haub, 2 Paragon Drive, Montvale, New Jersey 07645, Dr. Andreas Guldin, 2 Paragon Drive, Montvale, New Jersey 07645, John D. Barline, 7138 Interlaken Drive SW, Tacoma, Washington 98499, Dr. Jens-Juergen Boeckel, Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany, Mr. Claus-Martin Hoursch, Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany, Dr. Frank Hartmann, Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany, and Mr. Helmut Klawitter, Wissollstrasse 5-43, 45478 Muelheim an der Ruhr, Federal Republic of Germany, each individually my true and lawful Attorney-in-Fact, for me (i) on my own behalf and (ii) in my capacity as officer, partner, director, managing director or other representative of Tengelmann Verwaltungs-und Beteiligungs GmbH or Tengelmann Warenhandelsgesellschaft KG, and in my name, place and stead, to make, sign, seal, endorse, accept, execute, acknowledge and deliver any and all contracts, agreements, specialties, acquittances, assignments, leases, transfers, deeds, instruments of conveyance, mortgages, bonds, notes, checks, drafts, bills of exchange, orders for the payment of money and other instruments and obligations of every kind, whether of a similar or a different nature; and generally to do all things which in the judgment of said Attorney are necessary or advisable to be done for me or on my behalf, either within the State of New York or elsewhere in the world, in connection with my transactions, investments or business with or involving The Great Atlantic & Pacific Tea Company, Inc. (“A&P”) and in particular, without in any way limiting the broad and general powers which it is my intention to confer upon said Attorney, on my behalf and for my account, and either in my name or otherwise:

(1) to acquire stocks, bonds and other securities of, or other investments in, A&P;

(2) to sell, contribute or otherwise transfer stocks, bonds and other securities of, or other investments in, A&P;

(3) to enter into any other agreements regarding stocks, bonds and other securities of, or other investments in, A&P;

(4) to execute and file any forms or other documents required by applicable law, including any forms or other documents required by the Securities Exchange Act of 1934, as amended, and the rules and the regulations of the SEC thereunder; and

(5) to pay customary expenses in connection with any of the foregoing.

Wherever used in this instrument, the term “securities” shall mean and include bonds, notes, debentures, mortgages, obligations, warrants and stocks of any kind or class, and such other evidences of indebtedness and certificates of interest as are usually referred to by the term “securities”.

Said Attorney shall have full power to appoint a substitute or substitutes to exercise in the place and stead of said Attorney, and as my attorney-in-fact or attorneys-in-fact, any or all of the powers (including the powers granted by this paragraph) which by this instrument I have conferred upon said Attorney, and at the pleasure of said Attorney to revoke any such appointment.

I hereby give and grant to said Attorney full power and authority to do and perform every act or thing which said Attorney may deem necessary or advisable in and about the premises as fully to all intents and purposes as I could do if I were personally present and acting and I hereby ratify and confirm all that said Attorney or any substitute or substitutes appointed as above provided shall lawfully do or cause to be done by virtue hereof.

I have hereunto set my hand and seal this 3rd day of July 2009.

/s/ Georg Rudolph Otto Haub